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                                                                   Exhibit 5.1


                      [Letterhead of Robert A. Scott, Esq.]


August 16, 1999

General Instrument Corporation
101 Tournament Drive
Horsham, PA  19044

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of General Instrument Corporation, a Delaware corporation (the "Company"). I have acted as counsel for the Company in connection with the Registration Statement on Form S-8 relating to the registration of 15,560,056 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (including 560,056 shares registered but not issued under the General Instrument Corporation Amended and Restated 1997 Long-Term Incentive Plan (formerly Next Level Systems, Inc. 1997 Long Term Incentive Plan)), which may be issued pursuant to the General Instrument Corporation 1999 Long-Term Incentive Plan (the "Plan").

I or members of my staff have examined originals or certified, conformed or reproduction copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, the Plan and such other documents, records and certificates of public officials and officers of the Company as I have considered appropriate to render the opinion set forth below.

Based on the foregoing and subject to the limitations and qualifications set forth herein, I am of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that the Shares, when issued, delivered and paid for in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

My opinions contained herein relate solely to the Delaware General Corporation Law, and I express no opinion concerning the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,



Robert A. Scott